FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE ENTERS INTO NEW £110 MILLION CREDIT FACILITY
IN THE UNITED KINGDOM

Increases Size of Facility and Extends Maturity by Two Years to 2015

BLOOMFIELD HILLS, MI, December 21, 2011 – Penske Automotive Group, Inc. (NYSE:PAG), an international automotive retailer, today announced that the Company’s subsidiaries in the U.K. have entered into a new credit facility with the Royal Bank of Scotland and BMW Financial Services, which includes a £100 million revolver and a £10 million demand overdraft line of credit.

“The new credit facility in the U.K. provides sufficient capital to support continued growth and flexibility in the U.K and demonstrates the confidence of our financial partners in the business model,” said David K. Jones, Executive Vice President and Chief Financial Officer for Penske Automotive Group. “The new credit facility will be used for working capital, acquisitions, capital expenditures, investments and general corporate purposes and replaces an existing £102 million credit facility with the Royal Bank of Scotland that was scheduled to mature in November 2013,” added Jones.

About Penske Automotive
Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 321 retail automotive franchises, representing 42 different brands and 28 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 166 franchises in 17 states and Puerto Rico and 155 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 2000 and has approximately 15,000 employees.

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding PAG. Actual results may vary materially because of risks and uncertainties as well as external factors such as consumer credit conditions, macro-economic factors; interest rate fluctuations; changes in consumer spending; and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about PAG’s business, markets, conditions and other uncertainties, which could affect PAG’s future performance, which are contained in the Company’s Form 10-K for the year ended December 31, 2010, and its other filings with the Securities and Exchange Commission and which are incorporated into this press release by reference. This press release speaks only as of its date, and Penske Automotive Group, Inc. disclaims any duty to update the information herein.

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Inquiries should contact:

David K. Jones Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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